                                                                     Exhibit 2.2



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG


                       AFFILIATED RESEARCH CENTERS, INC.,

                         ARC ACQUISITION SUB- I, INC.,


                   PACIFIC COAST CLINICAL COORDINATORS, INC.


                                    AND THE


                                  STOCKHOLDERS
                                       OF
                   PACIFIC COAST CLINICAL COORDINATORS, INC.


                           DATED AS OF APRIL 22, 1998

                               TABLE OF CONTENTS
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                                                                            Page
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ARTICLE I  THE MERGER; EFFECTIVE TIME; CLOSING............................     1
     1.1   The Merger.....................................................     1
     1.2   Effective Time.................................................     1
     1.3   Closing........................................................     2

ARTICLE II  CERTIFICATE OF INCORPORATION; BY-LAWS;DIRECTORS AND
              OFFICERS OF SURVIVING CORPORATION...........................     2
     2.1   Certificate of Incorporation...................................     2
     2.2   By-Laws........................................................     2
     2.3   Directors and Officers.........................................     2

ARTICLE III  MERGER SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF
               SHARES IN THE MERGER; CASH ELECTIONS.......................     3
     3.1   Merger Share Consideration; Conversion or Cancellation of
             Shares in the Merger.........................................     3
     3.2   Cash Elections.................................................     4

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PCCC AND
              THE STOCKHOLDERS............................................     5
     4.1   Organization, Qualification and Corporate Power................     5
     4.2   Capitalization.................................................     5
     4.3   Equity Interests...............................................     5
     4.4   Authority Relative to this Agreement...........................     5
     4.5   Consents and Approvals; No Violation...........................     6
     4.6   Ownership of PCCC Shares.......................................     6
     4.7   Title to Assets................................................     6
     4.8   Undisclosed Liabilities........................................     6
     4.9   PCCC Financial Statements......................................     6
     4.10  Brokers' Fees..................................................     7
     4.11  Real Property..................................................     7
     4.12  Leases.........................................................     7
     4.13  Licenses.......................................................     7
     4.14  PCCC Intellectual Property.....................................     7
     4.15  Material Adverse Effect........................................     7
     4.16  Disposition of Assets..........................................     8
     4.17  Tax Matters....................................................     8
     4.18  Employee Benefit Plans.........................................     9
     4.19  Labor Matters..................................................    10
     4.20  PCCC Premises and Computer Systems.............................    10
     4.21  Compliance with Laws...........................................    11
     4.22  Litigation.....................................................    11
     4.23  Insurance......................................................    11
     4.24  Officers, Directors and  Employees.............................    11
     4.25  Contracts......................................................    12
     4.26  Relationships with Customers and Suppliers.....................    13


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     4.27  PC3 Database...................................................    13
     4.28  Environmental Matters..........................................    13
     4.29  Bank Accounts..................................................    14
     4.30  Margin Stock...................................................    14
     4.31  Change in Control..............................................    14
     4.32  Disclosure.....................................................    14
     4.33  Investment Intent, Etc.........................................    14

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB AND ARC......    15
     5.1   Organization; Qualification and Corporate Power................    15
     5.2   Capitalization.................................................    15
     5.3   Equity Interests...............................................    16
     5.4   Authority Relative to this Agreement...........................    16
     5.5   Consents and Approvals; No Violation...........................    16
     5.6   Title to Assets................................................    17
     5.7   Undisclosed Liabilities........................................    17
     5.8   ARC Financial Statements.......................................    17
     5.9   Brokers' Fees..................................................    17
     5.10  Real Property..................................................    17
     5.11  Leases.........................................................    17
     5.12  Licenses.......................................................    17
     5.13  ARC Intellectual Property......................................    18
     5.14  Material Adverse Effect........................................    18
     5.15  Disposition of Assets..........................................    18
     5.16  Tax Returns....................................................    18
     5.17  Employee Benefit Plans.........................................    19
     5.18  Labor Matters..................................................    20
     5.19  ARC Computer Systems...........................................    20
     5.20  Compliance with Laws...........................................    20
     5.21  Litigation.....................................................    20
     5.22  Insurance......................................................    21
     5.23  Contracts......................................................    21
     5.24  Relationships with Customers and Suppliers.....................    22
     5.25  Environmental Matters..........................................    22
     5.26  Change in Control..............................................    22
     5.27  Disclosure.....................................................    22
     5.28  Ownership of Acquisition Sub; No Prior Activities; Assets
             of Acquisition Sub...........................................    23

ARTICLE VI  ADDITIONAL COVENANTS AND AGREEMENTS...........................    23
     6.1   Conduct of Business by PCCC....................................    23
     6.2   ARC Covenants..................................................    25
     6.3   No Sale by Stockholders........................................    26
     6.4   Reasonable Efforts.............................................    26
     6.5   Access to Information..........................................    26
     6.6   Publicity......................................................    27


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ARTICLE VII  CONDITIONS TO OBLIGATIONS OF PCCC AND THE STOCKHOLDERS.......    27
     7.1   Representations, Warranties and Covenants......................    27
     7.2   No Injunction or Decree........................................    27
     7.3   Certificates...................................................    27
     7.4   Opinion of Counsel.............................................    27
     7.5   No Material Adverse Effect.....................................    27
     7.6   Other Documents................................................    28

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF ACQUISITION SUB AND ARC........    28
     8.1   Representations, Warranties and Covenants......................    28
     8.2   Consents and Approvals.........................................    28
     8.3   No Injunction or Decree........................................    28
     8.4   Certificates...................................................    28
     8.5   Employment, Confidentiality and Non-Compete Agreements.........    28
     8.6   Co-Sale Agreement..............................................    28
     8.7   Opinion of Counsel; Stockholder Certificate....................    28
     8.8   No Material Adverse Effect.....................................    29
     8.9   Cancellation of Options........................................    29
     8.10  PCCC Common Share Certificates.................................    29
     8.11  Tax Opinion....................................................    29
     8.12  Other Documents................................................    29

ARTICLE IX  POST-CLOSING COVENANTS........................................    29
     9.1   Stockholder Lock-Up............................................    29
     9.2   Employee Benefit Plans.........................................    30
     9.3   Continuity of Business Enterprise..............................    30
     9.4   Release of Guarantees..........................................    30
     9.5   Geneva Foundation..............................................    31

ARTICLE X  TERMINATION....................................................    31
     10.1  Termination by Mutual Consent..................................    31
     10.2  Termination by any of PCCC, Acquisition Sub or ARC.............    31
     10.3  Termination by Acquisition Sub or ARC..........................    31
     10.4  Termination by PCCC............................................    31
     10.5  Effect of Termination..........................................    32

ARTICLE XI  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES...    32
     11.1  Indemnity Obligations of the Stockholders......................    32
     11.2  Indemnity Obligations of Acquisition Sub and ARC...............    32
     11.3  Appointment of Representative..................................    32
     11.4  Notification of Claims.........................................    33
     11.5  Survival.......................................................    33
     11.6  Limitations; Escrow............................................    34
     11.7  Tax Indemnification............................................    36


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ARTICLE XII  EXPENSES OF THE PARTIES......................................    36

ARTICLE XIII  MISCELLANEOUS...............................................    37
     13.1  Notices........................................................    37
     13.2  GOVERNING LAW; JURISDICTION....................................    38
     13.3  Confidentiality................................................    38
     13.4  Section Headings...............................................    38
     13.5  Amendments.....................................................    38
     13.6  Entire Agreement...............................................    38
     13.7  Counterparts...................................................    38
     13.8  Severability...................................................    39

                                    EXHIBITS

3.1(a)...   Certificate of Designation, Preferences and Rights of Series B
            Contingent Convertible Preferred Stock

3.2(a)...   Summary of Cash Elections

8.6......   Co-Sale Agreement

11.6(b)..   Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 22nd day of April 1998 by and among AFFILIATED RESEARCH CENTERS, INC., a Delaware corporation ("ARC"), ARC Acquisition Sub-I, Inc., a Delaware corporation and a direct wholly owned subsidiary of ARC ("Acquisition Sub"), PACIFIC COAST CLINICAL COORDINATORS, INC., a Washington corporation ("PCCC"), and each of the stockholders of PCCC (collectively, the "Stockholders").

                                 RECITALS

     WHEREAS, in consideration of the mutual agreements of the parties as set forth herein, the boards of directors of PCCC, Acquisition Sub and ARC deem it in the best interests of their respective stockholders that PCCC be merged with and into Acquisition Sub upon the terms and subject to the conditions of this Agreement;

     WHEREAS, each of the Stockholders deems it in their best interests that PCCC be merged with and into Acquisition Sub upon the terms and subject to the conditions of this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 The Merger. Subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and the applicable law of the State of Washington (the "Washington GCL"), at the Effective Time (as defined in Section 1.2), Acquisition Sub and PCCC shall consummate a merger (the "Merger") in which (i) PCCC shall be merged with and into Acquisition Sub and the separate corporate existence of PCCC shall thereupon cease, (ii) Acquisition Sub shall be the successor or surviving corporation in the Merger, shall continue to be governed by the laws of the State of Delaware and shall simultaneously change its name to "Pacific Coast Clinical Coordinators, Inc." and (iii) the separate corporate existence of Acquisition Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL and the Washington GCL.

     1.2 Effective Time. On the date of the Closing (as defined in Section 1.3), subject to the terms and conditions of this Agreement, PCCC, Acquisition Sub and ARC shall (i) cause to be executed (A) a Certificate of Merger in the form required by the DGCL (the "Delaware Certificate of Merger") and (B) Articles of Merger in the form required by the Washington GCL (the "Washington Articles of Merger"), and (ii) cause the Delaware Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") as provided in the DGCL and the Washington Articles of Merger to be filed with the Secretary of State of the State of Washington (the "Washington Secretary of State") as provided in the Washington GCL. The Merger shall become effective at (i) such time as the Delaware Certificate of Merger has been duly filed with the Delaware Secretary of State and the Washington Articles of Merger has been duly filed with the Washington Secretary of State or (ii) such other time as is agreed upon by PCCC and ARC and specified in the Delaware Certificate of Merger and the Washington Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

     1.3 Closing. The closing of the Merger (the "Closing") shall take place either (i) at the offices of Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois 60601-1692 on the first business day on which the last of the conditions set forth in Article VII and Article VIII shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place, time and date as PCCC and ARC may mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."


                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION; BY-LAWS;
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL; provided, however, that Acquisition Sub shall, as of the Effective Time, change its name to "Pacific Coast Clinical Coordinators, Inc."

     2.2 By-Laws. The By-Laws of Acquisition Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

     2.3  Directors and Officers.  The directors and officers of Acquisition
Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


                                  ARTICLE III

                   MERGER SHARE CONSIDERATION; CONVERSION OR
              CANCELLATION OF SHARES IN THE MERGER; CASH ELECTIONS

     3.1 Merger Share Consideration; Conversion or Cancellation of Shares in the Merger.

     (a) At the Effective Time, by virtue of the Merger and without any action by the parties, (i) each outstanding share of common stock, no par value, of PCCC (the "PCCC Common Shares") shall be converted into the right to receive (x) 2.456688129 shares of Class A Common Stock, $.001 par value, of ARC (the "ARC Common Shares") and (y)
0.919279678 of a share of Series B Contingent Convertible Preferred Stock of ARC (which will contain the terms set forth on Exhibit 3.1(a) (the "ARC Series B Preferred Shares"); provided, however, in lieu of the right to receive an ARC Common Share as provided in this sentence, holders of PCCC Common Shares may elect, in accordance with Section 3.2, to receive $9.50 in cash per ARC Common Share (the "Cash Amount") (such elections to receive cash are hereinafter referred to as "Cash Elections"); provided further that the maximum number of ARC Common Shares with respect to which such election may be made cannot exceed 157,895 in the aggregate (the "Cash Election Maximum"). The ARC Common Shares and the ARC Series B Preferred Shares to be delivered pursuant to the Merger are referred to herein collectively as the "Merger Shares," and the Merger Shares and the Cash Amount (if any) are referred to herein collectively as the "Per Share Consideration." At the Effective Time, by virtue of the Merger and without any action by the parties, (i) each PCCC Common Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and the PCCC Stockholders, as the holders of the certificates (the "PCCC Common Share Certificate") representing such PCCC Common Share shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Consideration therefor upon the surrender of such certificates in accordance with Section 3.1(c); (ii) each PCCC Common Share held in treasury shall be canceled and retired, and (iii) each outstanding option or other right to purchase PCCC Common Shares or other capital stock of PCCC shall be canceled and of no further force or effect without payment of any kind.

     (b) If, between the date hereof and the Effective Time, the issued and outstanding ARC Common Shares or the ARC Series B Preferred Shares shall have been changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) thereon shall be declared with a record date within such period, the number of ARC Common Shares or ARC Series B Preferred Shares, as the case may be, into which PCCC Common Shares are to be converted shall be correspondingly adjusted and the Delaware Certificate of Merger and the Washington Articles of Merger shall reflect such adjustment.

     (c) Subject to Section 11.6(c), at the Closing, upon surrender of the PCCC Common Share Certificates to ARC for cancellation, the Stockholders shall be entitled to receive in exchange therefor the applicable Per Share Consideration to which they are entitled, including (i) checks representing the Cash Amount (determined pursuant to Section 3.1(a)) and any cash in lieu of fractional shares determined under Section 3.1(d) and/or (ii) certificates representing the appropriate number of shares of ARC Common Shares and ARC Series B Preferred Shares (determined pursuant to Section 3.1(a)), registered in the names requested by the Stockholders prior to the Closing, and the PCCC Common Share Certificates so surrendered shall forthwith be canceled.

     (d) Notwithstanding any other provision of this Agreement, no certificates representing fractional ARC Common Shares or ARC Series B Preferred Shares shall be issued upon surrender of any PCCC Common Share Certificates. In lieu of any fractional ARC Common Shares, there shall be paid to each holder of PCCC Common Shares who otherwise would be entitled to receive a fractional ARC Common Share an amount of cash (without interest) determined by multiplying such fraction by $10.125. In lieu of any fractional ARC Series B Preferred Shares, there shall be paid to each holder of PCCC Common Shares who otherwise would be entitled to receive a fractional ARC Series B Preferred Share, an amount of cash (without interest) determined by multiplying such fraction by $1.125. Cash amounts made pursuant to this Section 3.1(d) shall be rounded to the nearest cent.

     3.2  Cash Elections.

     (a) Simultaneous with the approval of this Agreement by the Stockholders, certain Stockholders have chosen to make a Cash Election with respect to all or a portion of the PCCC Common Shares held by them by giving written notice to ARC in a form approved by ARC and PCCC (such Cash Elections being summarized on Exhibit 3.2(a)), and upon delivery of the PCCC Common Share Certificates at the Closing, shall be entitled to receive, in exchange for each PCCC Common Share subject to a Cash Election, the Cash Amount.

     (b) If the number of PCCC Common Shares for which Cash Elections were validly made pursuant to this Section 3.2 exceeds the Cash Election Maximum, then ARC shall reduce the number of PCCC Common Shares (pro rata as nearly as practicable in proportion to the total number of PCCC Common Shares for which Cash Elections were validly made pursuant to this Section 3.2) by such number of shares as may be necessary so that the number of such shares remaining which are to be converted into the right to receive cash pursuant to Cash Elections has been reduced to (or to the most practicable number thereof immediately below) the Cash Election Maximum.

     (c) ARC shall in its sole discretion determine whether or not Cash Elections have been properly or timely made. Neither ARC, PCCC nor Acquisition Sub shall be under any duty to give notification that Cash Elections have not been properly or timely made; however, ARC shall use reasonable efforts to notify Stockholders of any Cash Election that was not properly or timely made. PCCC Common Shares subject to an improper or untimely Cash Election shall be treated by ARC as PCCC Common Shares which were not subject to any Cash Election and at the Effective Time such shares shall be converted into Merger Shares pursuant to Section 3.1(a). ARC shall make all computations as to proration contemplated by this Section 3.2 and any such computations shall be conclusive and binding on the holders of Common Stock.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                           PCCC AND THE STOCKHOLDERS

     PCCC and the Stockholders jointly and severally represent and warrant to Acquisition Sub and ARC that, except as set forth in the PCCC disclosure schedule accompanying this Agreement (the "PCCC Disclosure Schedule"):

     4.1 Organization, Qualification and Corporate Power. PCCC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required and (iii) has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. PCCC has furnished to Acquisition Sub and ARC true, correct and complete copies of PCCC's Articles of Incorporation and By-Laws, each as amended to date and presently in effect. PCCC is not in violation of any term of its Articles of Incorporation or By-Laws.

     4.2 Capitalization. The entire authorized capital stock of PCCC consists of 1,000,000 PCCC Common Shares, of which 248,500 PCCC Common Shares are issued and outstanding. All of the issued and outstanding PCCC Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which PCCC is a party, or by which PCCC may be bound, requiring PCCC to issue, transfer, sell, purchase or redeem any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock. There are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of capital stock of PCCC.

      4.3 Equity Interests. PCCC does not own of record or beneficially any capital stock in any corporation or any equity or other ownership interest in any partnership or other form of business enterprise.

      4.4 Authority Relative to this Agreement. PCCC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by PCCC of the transactions contemplated hereby have been duly and validly adopted by the board of directors of PCCC and duly and validly approved by the unanimous approval of the Stockholders and no other corporate proceeding on the part of PCCC is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of the Agreement, the Co-Sale Agreement (as defined herein), the Escrow Agreement (as defined herein) and the employment agreement and severance agreements contemplated hereby (the "Transaction Documents") to which PCCC or any of the Stockholders are a party has been duly and validly executed and delivered by PCCC and the Stockholders, as the case may be, and, assuming each of this Agreement and the Transaction Documents constitutes the valid and binding agreement of the other parties thereto, constitutes the valid and binding agreement of PCCC and the Stockholders, as the case may be, enforceable against each such party in accordance with its terms.

     4.5 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation by PCCC and the Stockholders of the transactions contemplated hereby or thereby will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of PCCC; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the filing of the Delaware Certificate of Merger pursuant to the DGCL and the Washington Articles of Merger pursuant to the Washington GCL; (iii) require any consent, waiver or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which PCCC may be bound or to which any of the assets or property of PCCC may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to PCCC.

     4.6 Ownership of PCCC Shares. Each of the Stockholders (i) owns the number of outstanding PCCC Common Shares set forth opposite the name of such Stockholder in the PCCC Disclosure Schedule and (ii) owns such outstanding PCCC Common Shares free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever (collectively, "Liens"). The Stockholders constitute all of the record and beneficial holders of the outstanding PCCC Common Shares. Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section
4.6 are made by the Stockholders severally and not jointly.

     4.7 Title to Assets. PCCC has good and marketable title to all of its assets, free and clear of all Liens or other restrictions, except for (i) Liens for taxes not yet due and payable and (ii) Liens reflected on the PCCC unaudited balance sheet at December 31, 1997 (the "PCCC Balance Sheet") or disclosed in the notes thereto.

     4.8 Undisclosed Liabilities. PCCC has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes and liabilities owed to Investigators (as defined herein), except for (i) liabilities reflected on the PCCC Balance Sheet or disclosed in the notes thereto and (ii) liabilities which have arisen after December 31, 1997 (the "PCCC Balance Sheet Date") in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, indemnification obligation, tort, infringement or violation of law).

     4.9 PCCC Financial Statements. The unaudited balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows, including the related notes thereto, of PCCC at December 31, 1997, 1996 and 1995 and for the years then ended (the "PCCC Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly in all material respects the financial position of PCCC as of their respective dates and the results of operations and cash flows for the periods presented therein. All material assets and liabilities of PCCC have been reflected on the PCCC Balance Sheet or in the notes to the PCCC Financial Statements. Since the PCCC Balance Sheet Date, there has not been any change in PCCC's accounting methods, principles or practices, other than immaterial changes consistent with GAAP or changes made at ARC's request.

     4.10 Brokers' Fees. The PCCC Disclosure Schedule sets forth all liabilities or obligations of PCCC to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.11 Real Property. PCCC does not own and has never owned any real property.

     4.12 Leases. All leases pursuant to which PCCC leases to or from others any real or personal property which have aggregate remaining lease payments due of $5,000 or more or have a duration in excess of 180 days from the Closing Date are listed in the PCCC Disclosure Schedule. All such leases are valid and subsisting, effective and enforceable. There is not under any of such leases any existing default or any event of default or event which, with notice or lapse of time or both, would constitute such a default by PCCC or, to the knowledge of PCCC or the Stockholders, by any other party thereto. The PCCC Disclosure Schedule sets forth, with respect to each such lease, the parties thereto, the term, any renewal or purchase options and the payment terms. To the best knowledge of PCCC and the Stockholders, all leased real or personal property and the uses being made thereof by PCCC comply with all applicable laws.

     4.13 Licenses. PCCC has all licenses, franchises, permits and other similar authority necessary for the conduct of its business and is not in default under any such licenses, franchises, permits or other similar authority. All related taxes have been paid if due or, if not yet due, accrued in accordance with GAAP. All material licenses, contracts or commitments relating to patents, trademarks, trade names, copyrights, trade secrets or other proprietary know-how used by PCCC in the conduct of its business are listed in the PCCC Disclosure Schedule. PCCC has not received any notice of conflict with or infringement upon the asserted rights of others in connection with such licenses, contracts or commitments, and PCCC is not infringing such rights of others. PCCC is not aware of any such conflict or claim of such infringement or any basis therefor.

     4.14 PCCC Intellectual Property. The PCCC Disclosure Schedule sets forth a complete and accurate list of all material patents, patent applications, unpatented inventions set forth or described in writing, registered trademarks and service marks, trademark and service mark applications, trade names and copyrights (the "PCCC Intellectual Property") owned by, registered in the name of or used in the businesses of PCCC. All of the rights of PCCC in the PCCC Intellectual Property are valid and subsisting. PCCC is the sole and exclusive owner of, and has good and marketable title to, all of the PCCC Intellectual Property, free and clear of all Liens. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning the PCCC Intellectual Property. PCCC has not received any notice or claim that any PCCC Intellectual Property infringes upon or conflicts with the rights of any other person, nor is PCCC aware of any basis for any such claim.

     4.15 Material Adverse Effect. Since the PCCC Balance Sheet Date, no event has occurred and, to the knowledge of PCCC and the Stockholders, no circumstance exists that has or could have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or prospects of PCCC. Since the PCCC Balance Sheet Date, there has not been any damage, destruction or loss, whether or not covered by insurance, affecting any of the properties or the business of PCCC, any increase in the compensation payable by PCCC to any officer, director, employee or stockholder, or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, director, employee or stockholder.

     4.16 Disposition of Assets. Since the PCCC Balance Sheet Date, PCCC has not sold or otherwise disposed of, or committed to dispose of, any assets other than in the ordinary course of business and in an aggregate amount not exceeding $10,000. Since the PCCC Balance Sheet Date, PCCC has not paid or declared any dividends, redeemed or repurchased any capital stock, made or committed to make any distribution of assets, or made or committed to make any loan.

     4.17 Tax Matters. (a) All federal, state, local and foreign tax returns and reports (including any schedules or attachments thereto) of PCCC, including, without limitation, returns of income, sales, social security, withholding and unemployment taxes that are required to have been filed by PCCC, have been duly prepared, timely filed and are complete and correct in all respects, and all taxes, interest, penalties and additions thereto (whether or not shown thereon or due in connection therewith) of PCCC have been paid, if due, or accrued according to GAAP and fully reflected in the PCCC Financial Statements, if not yet due or if being contested in good faith by appropriate proceedings. The returns of PCCC with respect to federal and state income tax, sales tax, business and occupation tax, unemployment tax and use tax are not currently being audited, PCCC has not been contacted by any federal or state official regarding any future audit and, to the best knowledge of PCCC and the Stockholders, no such audit is threatened and no facts exist that would constitute grounds for the assessment of any additional taxes with respect to PCCC. The PCCC Disclosure Schedule sets forth, for each of the foregoing categories of tax, the latest taxable year for which the returns of PCCC have been audited. PCCC has not waived or otherwise agreed to extend the statutes of limitations for the assessment or collection of any taxes for federal or state tax purposes with respect to any matter. No deficiency in the payment of taxes by PCCC has been proposed since the PCCC Balance Sheet Date, and no other such deficiency has been proposed and not paid with respect to any tax return filed by PCCC prior to the date hereof. All taxes that PCCC is required by law to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper governmental authority or properly deposited or segregated as required by applicable law. PCCC has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, the deductibility of which would be disallowed (in whole or in part) under Section 280G of the Code. PCCC is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Stockholders are foreign persons within the meaning of, and no tax is required to be withheld as a result of any the transactions contemplated by this Agreement pursuant to, Section 1445 or any other provision of the Code or of any other state, local or foreign laws. PCCC has never been a member of an affiliated group filing a consolidated federal income tax return, and has no liability for the taxes of any other person under Treasury Regulation
(S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. PCCC is neither a party to nor bound by any agreements for the filing of tax returns or for the allocation or sharing of, or indemnification with respect to, any taxes.

     (b) At the Effective Time, PCCC will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, any amounts paid by PCCC to the Stockholders (including dissenters, if any) in the form of cash or other property, assets used by PCCC to pay reorganization expenses, and all redemptions of and distributions with respect to the stock of PCCC (except for regular, normal dividends) made by PCCC immediately preceding the Merger or in connection with the overall Merger plan will be included as assets of PCCC held immediately prior to the Effective Time. The fair market value of the assets of PCCC transferred to Acquisition Sub pursuant to the Merger will equal or exceed the liabilities assumed by Acquisition Sub plus the amount of any liabilities to which the transferred assets are subject. The liabilities of PCCC assumed by Acquisition Sub and any liabilities to which the transferred assets of PCCC are subject were incurred by PCCC in the ordinary course of its business. PCCC is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (c) PCCC has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.18 Employee Benefit Plans. (a) PCCC neither is nor was a party to, maintains or has maintained, or contributes or has contributed to, any severance agreement, program or policy or any employment agreement with any current or former director, officer or employee, or employee pension or welfare plans, (as defined in the Employee Retirement Income Security Act of 1974, as amended, "ERISA"), or any bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, workers compensation or other plan or arrangement (collectively, the "PCCC Benefit Plans"), whether written or unwritten, nor has PCCC or any officers or directors of PCCC, taken any action directly or indirectly which obligates PCCC to institute or modify or change any such PCCC Benefit Plan. Complete and correct copies of the PCCC Benefit Plans and the summary plan descriptions, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, and if not applicable, statement of trust assets, have been made available and delivered to ARC.

     (b) With respect to any PCCC Benefit Plan, and to any other employee benefit plan, program, agreement or arrangement to which PCCC or any other trade or business, whether or not incorporated (a "PCCC ERISA Affiliate"), that together with PCCC would be deemed a "single employer" within the meaning of
Section 414(b), (c), (m) or (o) of the Code, there exists no condition or set of circumstances in connection with which PCCC could be subject to any liability under ERISA, the Code or any other applicable Law.

     (c) Each PCCC Benefit Plan has been administered in accordance with its terms, and each PCCC Benefit Plan has been operated, and is and has been in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Each PCCC Benefit Plan that is intended to be qualified under
Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS covering the Tax Reform Act of 1986, that it is so qualified and no fact or event has occurred since the date of any determination letter from the IRS which would affect adversely the qualified status of any such PCCC Benefit Plan. There are no pending or threatened claims with respect to any PCCC Benefit Plan by or on behalf of any current or former director, officer or employee, or dependent on beneficiary thereof, or otherwise (other than routine claims for benefits) or any investigation or audit by any governmental agency. All contributions required to be made by PCCC under applicable law or the terms of any PCCC Benefit Plan or collective bargaining agreement have been made, and all premiums required to be paid or accrued with respect to any PCCC Benefit Plan which provides benefits through insurance have been paid or accrued. No PCCC Benefit Plan holds any interest or investment in, or any warrant or option with respect to, any employer security of PCCC.

     (d) No PCCC Benefit Plan is (i) a "defined benefit" plan (as defined in
Section 3(35) of ERISA), (ii) a "multiemployer plan" within the meaning of
Section 3(37) of ERISA, (iii) a "multiple employer or a multiple employer welfare arrangement" within the meaning of Section 514(b)(6) of ERISA, (iv) a "welfare benefit fund" as defined in Section 419(e) of the Code, or (v) subject to Title IV of ERISA. No PCCC Benefit Plan provides or is intended to provide medical, life or other welfare benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service
(other than coverage mandated by applicable law).   Each PCCC Benefit Plan that
is a "group health plan," as defined in Section 5000 of the Code has been operated in compliance with Section 4980B of the Code.

     (e) Neither PCCC nor any of its current or former directors, officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or engaged in any "prohibited transaction" as defined under Section 406 of ERISA.

     4.19 Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of PCCC; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of PCCC, there has not been any organizing effort by any union or other group seeking to represent any employees of PCCC as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to PCCC's knowledge, threatened, against PCCC nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to PCCC at any time within two years of the date of this Agreement.

     4.20 PCCC Premises and Computer Systems. Except for ordinary wear and tear attributable to the routine and ordinary day-to-day conduct of the business of PCCC, all of the offices and other equipment of PCCC which are necessary for its business operations are in good operating condition and repair, and all software utilized by PCCC is properly licensed and all fees in connection therewith have been paid or accrued. There are no structural defects or infestations by wood damaging pests in any of the premises in which PCCC conducts its business (the "PCCC Premises"). PCCC has properly maintained and repaired all heating, air conditioning, refrigeration, plumbing and electrical systems in all of the PCCC Premises, and all such systems and related equipment, whether owned or leased, are operating satisfactorily. The computer systems used in PCCC's business are capable of the following before, during and/or after January 1, 2000: (a) handling date information involving all and any dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (b) operating, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

     4.21 Compliance with Laws. The conduct by PCCC of its business does not violate or infringe in any material respect any domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, including, without limitation, the Americans with Disabilities Act of 1990, and the Occupational Safety and Health Act of 1970, and PCCC has not received a notice of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured. To the knowledge of PCCC and the Stockholders, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which would adversely affect the business or the value of the properties or assets of PCCC.

     4.22 Litigation. PCCC is not involved in any pending or, to the knowledge of PCCC or the Stockholders, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding, including, without limitation, any workers' compensation proceeding. PCCC and the Stockholders do not know of, and have no reason to know of, any action, claim, suit, proceeding or investigation threatened against or affecting PCCC or any of its properties or assets. None of PCCC or any officer or director of PCCC has been investigated by, or is currently being investigated by, any other state or local regulatory authority. PCCC is not subject to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration panel other than a judgment or order for monetary damages which was satisfied in full prior to the PCCC Balance Sheet Date.

     4.23 Insurance. The PCCC Disclosure Schedule contains a complete and correct list and summary description (including name of insurer, amount of coverage, type of policy and policy number) of all policies of insurance or binders of insurance which were owned by PCCC as of March 31, 1998, including, without limitation, all general liability, workers' compensation, automobile, property, and directors and officers liability insurance policies. All such policies are in full force and effect, and no notice of disallowance of any claim under any such policy or binder has been received by PCCC. There has been no default in the payment of premiums on any such policy, and to the knowledge of PCCC and the Stockholders, there is no ground for cancellation or avoidance of any such policy, for reduction of the coverage provided thereby or for an increase in the premiums paid therefor.

     4.24 Officers, Directors and Employees. All officers, directors and employees of PCCC are listed by title or position in the PCCC Disclosure Schedule. No current or former officer, director, employee or stockholder of PCCC is entitled to any indemnification from PCCC, has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of PCCC, is indebted to PCCC on account of loans or advances of any kind, or has in his possession or under his control any property or assets belonging to PCCC. All transactions, commitments, contracts and agreements between PCCC and any supplier, Investigator (as defined herein), Sponsor (as defined herein) or any other business entity in which any officer, director, employee or stockholder of PCCC has a financial interest are on arm's-length terms and at reasonable market prices. The PCCC Disclosure Schedule sets forth all compensation payments made to, or for the benefit of, the Stockholders since January 1, 1993.

     4.25 Contracts. The PCCC Disclosure Schedule sets forth a description of every contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral), of the following type to which PCCC was a party as of March 31, 1998:

          (a) Employment, bonus or consulting agreements;

          (b) Loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of PCCC's property or any agreement or instrument evidencing any guaranty by PCCC of payment or performance by any other person;

          (c) Any agreement with physicians ("Investigators") conducting studies for pharmaceutical companies, device manufacturers, biotechnology companies or contract research organizations ("Sponsors") in connection with the performance of human clinical research trials, or with clinical research organizations ("CROs") for the purpose of providing assistance in connection with the conduct of such research trials and any agreement between an Investigator and a Sponsor which provides for payments to be made to PCCC and that involve future payments or the performance of services with an aggregate value in excess of $5,000 or that have a duration in excess of 180 days from the Closing Date;

          (d) Any contract or series of contracts with the same person for the furnishing or purchase of equipment, goods or services, including, without limitation, agreements with subcontractors, involving amounts in excess of $5,000;

          (e) Any private placement memoranda, forms of any subscription agreements or similar documents relating to the sale or repurchase of shares;

          (f) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which PCCC is a party;

          (g) Agreements limiting the freedom of PCCC to compete in any line of business or in any geographic area or with any person; and

          (h) Agreements providing for disposition of the business, assets or shares of PCCC, agreements of merger or consolidation to which PCCC is a party or letters of intent with respect to the foregoing.

     PCCC has received from each Sponsor of a research trial with which PCCC is or has been associated or connected either (i) an executed "Clinical Study Indemnification Agreement" included in the PCCC Disclosure Schedule or (ii) another agreement executed by such Sponsor and providing to PCCC indemnification of PCCC by the Sponsor on terms substantially similar to such "Clinical Study Indemnification Agreement."

     All of such agreements listed on the PCCC Disclosure Schedule are valid, binding and in full force and effect in all material respects and PCCC (and, to PCCC's knowledge, each other party thereto) has complied in all material respects with the provisions of said contracts, obligations, agreements, plans, arrangements, and commitments and is not in default of any provision thereunder. No event has occurred which, with the passage of time or the giving of notice or both would constitute a default under any agreement listed in the PCCC Disclosure Schedule.

     4.26 Relationships with Customers and Suppliers. PCCC does not know of any written or oral communication, fact, event or action which exists or has occurred prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with PCCC:

          (i) any current Investigator whose studies accounted for over 1% of sales of PCCC for its most recently completed fiscal year; or

          (ii) any Sponsor or CRO the studies of which accounted for over 1% of sales of PCCC for its most recently completed fiscal year; or

          (iii) any current supplier to PCCC of items essential to the conduct of the businesses of PCCC, which items cannot be replaced at comparable cost and the loss of which would have an adverse effect on PCCC.

     4.27 PC3 Database. The budgets for each of the clinical research studies selected (the "Selected Studies") for inclusion in the "ARC3 database" produced in connection with ARC's due diligence activities accurately and completely set forth in all material respects the agreed allocation of the budgeted amounts reflected thereon, including the allocation of amounts between PCCC and the applicable investigator or site and the allocation of "pass-through" costs. The information provided by PCCC related to the Selected Studies accurately and completely reflected in all material respects the visits by patients for each such Selected Study, the cash disbursement for each such Selected Study, and the cash receipts for each such Selected Study, including the disbursement amounts related to payments to the applicable investigator or site and payments made to third parties for "pass-through" costs.

     4.28 Environmental Matters. PCCC is currently in compliance, and has complied in all material respects with, all laws, ordinances, regulations and orders, including, without limitation, all zoning, safety and environmental laws, ordinances, regulations and orders (collectively, "Environmental Laws"), applicable to its business or properties, and the present uses by PCCC of its properties, whether leased or owned, do not violate any such Environmental Laws. To the knowledge of PCCC and the Stockholders, there is not currently and in the past there has not been (i) any use, treatment, storage or disposal of any Hazardous Substance on any of the properties of PCCC, whether leased or owned, except in full compliance with all Environmental Laws, (ii) any spill, leakage, discharge or release of any Hazardous Substance thereon or therefrom, (iii) any off-site disposal by PCCC of any Hazardous Substance in any location, except in full compliance with all Environmental Laws or (iv) any hazardous condition in existence on any of the properties of PCCC, whether leased or owned. PCCC has furnished to ARC or Acquisition Sub the test results for all tests conducted on any underground storage tanks located on the PCCC Premises. PCCC has not purchased or sold asbestos, or any other Hazardous Substance, except in full compliance with all Environmental Laws. PCCC is not subject, nor shall they be subject, to any liability or claim in connection with any Environmental Law or any use, treatment, storage or disposal of any Hazardous Substance or any spill, leakage, discharge or release of any Hazardous Substance as a result of having owned or operated any business prior to the Closing Date. As used herein, the term "Hazardous Substance" shall mean any medical waste, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground storage tank and the contents thereof, flammable explosive, radioactive material, pollutant, contaminant, toxic substance, hazardous waste, hazardous material or hazardous substance, including, without limitation, any such materials defined in or regulated by any Environmental Law.

     4.29 Bank Accounts. The PCCC Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of PCCC.

     4.30 Margin Stock. None of the Per Share Consideration issued in connection with the Merger shall be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221, 224 and 207, respectively, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction as a "purpose credit" within the meaning of any of such Regulations.

     4.31 Change in Control. PCCC is not a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Merger shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from PCCC to any person or give any person the right to terminate or alter the provisions of any agreement to which PCCC is a party.

     4.32 Disclosure. This Agreement, including, without limitation, the PCCC Disclosure Schedule and the attachments hereto furnished by PCCC to ARC, does not contain and shall not contain any untrue statement of a material fact and does not omit and shall not omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     4.33 Investment Intent, Etc. Each Stockholder represents and warrants to the Company, severally and not jointly, as follows:

          (a) Such Stockholder is acquiring the Merger Shares solely for investment for his or her own account and not with the view to, or for resale in connection with, any distribution thereof. Such Stockholder understands that such Stockholder's Merger Shares have not been registered under the Securities Act of 1933 (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of each Stockholder's investment intent as expressed herein.

          (b) Such Stockholder understands that the Merger Shares are "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Stockholder is familiar with Rule 144, as amended, promulgated under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act. Such Stockholder understands that there is no public market for ARC's securities, that there may never be a public market for such securities and that even if a market develops for such securities such Stockholder may never be able to sell or dispose of the securities and may thus have to bear the risk of his or her investment for an indefinite period of time.

          (c) Such Stockholder is familiar with the business of ARC and has had an opportunity to discuss ARC's business, management and financial affairs with its management and has had the opportunity to review ARC's facilities and has had the opportunity to obtain (and has obtained to his or her satisfaction) such information about the business, management and financial affairs as it has requested.

          (d) Such Stockholder has knowledge and experience in financial and business matters relating to an investment in the Merger Shares and is capable of evaluating the merits and risks of such investment and protecting his or her investment in connection with this transaction, and is able to bear the economic risk of such investment for an indefinite period of time. Such Stockholder qualifies as an "accredited investor" under Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF ACQUISITION SUB AND ARC

     Acquisition Sub and ARC jointly and severally represent and warrant to PCCC and the Stockholders that, except as set forth in the ARC disclosure schedule accompanying this Agreement (the "ARC Disclosure Schedule"):

     5.1 Organization; Qualification and Corporate Power. Each of Acquisition Sub and ARC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified or authorized to transact its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required and
(iii) has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each of ARC and Acquisition Sub has furnished to PCCC and the Stockholders true, correct and complete copies of their respective Certificate of Incorporation and By-Laws, each as amended to date and presently in effect. ARC is not in violation of any term of its Certificate of Incorporation or By-Laws.

     5.2 Capitalization. The authorized capital of ARC consists of: (a) 10,000,000 shares of ARC Common Shares, of which 950,211 shares are issued and outstanding on the date of this Agreement, (b) 685,324 shares of Class B Common Stock, $.001 par value, of which 685,324 shares are issued and outstanding, (c) 2,000,000 shares of Preferred Stock, par value $.001 per share, of which 888,889 shares of Series A Preferred Stock have been designated and are outstanding and 228,436 Series B Preferred Shares have been designated. All of the issued and outstanding shares of ARC capital stock have been duly authorized and are validly issued, fully paid and nonassessable. All of the Merger Shares have been duly authorized and, upon consummation of the Merger, shall be validly issued, fully paid and nonassessable. The shares of Class A Common Stock issuable pursuant to conversion of the ARC Series B Preferred Shares have been duly authorized and when issued and delivered in accordance with the terms of the Series B Preferred Shares will be validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which ARC is a party or by which ARC may be bound, requiring ARC to issue, transfer, sell, purchase or redeem any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock. There are no stockholder agreements, voting trusts or other agreements or understandings to which ARC is a party or by which it is bound relating to the voting of any shares of its capital stock.

     5.3 Equity Interests. ARC does not own of record or beneficially any capital stock in any corporation or any equity or other ownership interest in any partnership or other form of business enterprise.

     5.4 Authority Relative to this Agreement. Each of Acquisition Sub and ARC has the requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement, each of the Transaction Documents and the consummation by Acquisition Sub and ARC of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of Acquisition Sub and ARC and no other corporate proceedings on the part of Acquisition Sub or ARC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which it is a party has been duly and validly executed and delivered by Acquisition Sub and ARC, as the case may be, and, assuming this Agreement constitutes the valid and binding agreement of the other parties thereto, constitutes the valid and binding agreement of Acquisition Sub and ARC, as the case may be, enforceable against each such party in accordance with its terms.

     5.5 Consents and Approvals; No Violation. Neither the execution and the delivery of this Agreement or any of the Transaction Documents nor the consummation by Acquisition Sub and ARC of the transactions contemplated hereby or thereby will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Acquisition Sub or ARC; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the filing of the Delaware Certificate of Merger pursuant to the DGCL and the Washington Articles of Merger pursuant to the Washington GCL; (iii) require any consent, waiver or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which Acquisition Sub or ARC may be bound or to which any of the assets or property of Acquisition Sub or ARC may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to Acquisition Sub or ARC.

     5.6 Title to Assets. ARC has good and marketable title to all of its assets, free and clear of all Liens or other restrictions, except for (i) Liens for taxes not yet due and payable and (ii) Liens reflected on the ARC balance sheet at December 31, 1997 (the "ARC Balance Sheet") or disclosed in the notes thereto.

     5.7 Undisclosed Liabilities. ARC has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes and liabilities owed to Investigators, except for (i) liabilities reflected on the ARC Balance Sheet or disclosed in the notes thereto and (ii) liabilities which have arisen after December 31, 1997 (the "ARC Balance Sheet Date") in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, indemnification obligation, tort, infringement or violation of law).

     5.8 ARC Financial Statements. The balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows, including the related notes thereto, of ARC at December 31, 1997, 1996 and 1995 and for the years then ended (the "ARC Financial Statements") have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly in all material respects the financial position of ARC as of their respective dates and the results of operations and cash flows for the periods presented therein. All material assets and liabilities of ARC have been reflected on the ARC Balance Sheet or in the notes to the ARC Financial Statements. Since the ARC Balance Sheet Date, there has not been any change in ARC's accounting methods, principles or practices, other than immaterial changes consistent with GAAP.

     5.9 Brokers' Fees. The ARC Disclosure Schedule sets forth all liabilities or obligations of Acquisition Sub or ARC to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     5.10 Real Property. ARC does not own and has never owned any real property.

     5.11 Leases. All leases pursuant to which ARC leases to or from others any real or personal property which have aggregate remaining lease payments due of $20,000 or more or have a duration in excess of 180 days from the Closing Date are listed in the ARC Disclosure Schedule. All such leases are valid and subsisting, effective and enforceable. There is not under any of such leases any existing default or any event of default or event which, with notice or lapse of time or both, would constitute such a default by ARC or, to the knowledge of ARC, by any other party thereto. The ARC Disclosure Schedule sets forth, with respect to each such lease, the parties thereto, the term, any renewal or purchase options and the payment terms. To the best knowledge of ARC, all leased real or personal property and the uses being made thereof by ARC comply with all applicable laws.

     5.12 Licenses. ARC has all licenses, franchises, permits and other similar authority necessary for the conduct of its business and is not in default under any such licenses, franchises, permits or other similar authority. All related taxes have been paid if due or, if not yet due, accrued in accordance with GAAP. All material licenses, contracts or commitments relating to patents, trademarks, trade names, copyrights, trade secrets or other proprietary know-how used by ARC in the conduct of its business are listed in the ARC Disclosure Schedule. ARC has not received any notice of conflict with or infringement upon the asserted rights of others in connection with such licenses, contracts or commitments, and ARC is not infringing such rights of others. ARC is not aware of any such conflict or claim of such infringement or any basis therefor.

     5.13 ARC Intellectual Property. The ARC Disclosure Schedule sets forth a complete and accurate list of all material patents, patent applications, unpatented inventions set forth or described in writing, registered trademarks and service marks, trademark and service mark applications, trade names and copyrights (the "ARC Intellectual Property") owned by, registered in the name of or used in the businesses of ARC. All of the rights of ARC in the ARC Intellectual Property are valid and subsisting. ARC is the sole and exclusive owner of, and has good and marketable title to, all of the ARC Intellectual Property, free and clear of all Liens. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning the ARC Intellectual Property. ARC has not received any notice or claim that any ARC Intellectual Property infringes upon or conflicts with the rights of any other person, nor is ARC aware of any basis for any such claim.

     5.14 Material Adverse Effect. Since the ARC Balance Sheet Date, no event has occurred and, to the knowledge of ARC, no circumstance exists that has or could have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or prospects of ARC. Since the ARC Balance Sheet Date, there has not been any damage, destruction or loss, whether or not covered by insurance, affecting any of the properties or the business of ARC.

     5.15 Disposition of Assets. Since the ARC Balance Sheet Date, ARC has not sold or otherwise disposed of, or committed to dispose of, any assets other than in the ordinary course of business and in an aggregate amount not exceeding $40,000. Since the ARC Balance Sheet Date,

ARC has not paid or declared any dividends, redeemed or repurchased any capital stock, made or committed to make any distribution of assets, or made or committed to make any loan.

     5.16 Tax Returns. All federal, state, local and foreign tax returns and reports (including any schedules or attachments thereto) of ARC, including, without limitation, returns of income, sales, social security, withholding and unemployment taxes that are required to have been filed by ARC, have been duly prepared, timely filed and are complete and correct in all respects, and all taxes, interest, penalties and additions thereto (whether or not shown thereon or due in connection therewith) of ARC have been paid, if due, or accrued according to GAAP and fully reflected in the ARC Financial Statements, if not yet due or if being contested in good faith by appropriate proceedings. The returns of ARC with respect to federal and state income tax, sales tax, business and occupation tax, unemployment tax and use tax are not currently being audited, ARC has not been contacted by any federal or state official regarding any future audit and, to the best knowledge of ARC, no such audit is threatened and no facts exist that would constitute grounds for the assessment of any additional taxes with respect to ARC. The ARC Disclosure Schedule sets forth, for each of the foregoing categories of tax, the latest taxable year for which the returns of ARC have been audited. ARC has not waived or otherwise agreed to extend the statutes of limitations for the assessment or collection of any taxes for federal or state tax purposes with respect to any matter. No deficiency in the payment of taxes by ARC has been proposed since the ARC Balance Sheet Date, and no other such deficiency has been proposed and not paid with respect to any tax return filed by ARC prior to the date hereof. All taxes that ARC is required by law to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper governmental authority or properly deposited or segregated as required by applicable law.

     5.17 Employee Benefit Plans. (a) ARC neither is nor was a party to, maintains or has maintained, or contributes or has contributed to, any severance agreement, program or policy or any employment agreement with any current or former director, officer or employee, or employee pension or welfare plans, (as defined in ERISA), or any bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, workers compensation or other plan or arrangement (collectively, the "ARC Benefit Plans"), whether written or unwritten, nor has ARC or any officers or directors of ARC, taken any action directly or indirectly which obligates ARC to institute or modify or change any such ARC Benefit Plan. True, complete and correct copies of the ARC Benefit Plans and the summary plan descriptions, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, and if not applicable, statement of trust assets, have been made available and delivered to PCCC.

     (b) With respect to any ARC Benefit Plan, and to any other employee benefit plan, program, agreement or arrangement to which ARC or any other trade or business, whether or not incorporated (an "ARC ERISA Affiliate"), that together with ARC would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code, there exists no condition or set of circumstances in connection with which ARC could be subject to any liability under ERISA, the Code or any other applicable Law.

     (c) Each ARC Benefit Plan has been administered in accordance with its terms, and each ARC Benefit Plan has been operated, and is and has been in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Each ARC Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS covering the Tax Reform Act of 1986, that it is so qualified and no fact or event has occurred since the date of any determination letter from the IRS which would affect adversely the qualified status of any such ARC Benefit Plan. There are no pending or threatened claims with respect to any ARC Benefit Plan by or on behalf of any current or former director, officer or employee, or dependent on beneficiary thereof, or otherwise (other than routine claims for benefits) or any investigation or audit by any governmental agency. All contributions required to be made by ARC under applicable law or the terms of any ARC Benefit Plan or collective bargaining agreement have been made, and all premiums required to be paid or accrued with respect to any ARC Benefit Plan which provides benefits through insurance have been paid or accrued. No ARC Benefit Plan holds any interest or investment in, or any warrant or option with respect to, any employer security of ARC.

     (d) No ARC Benefit Plan is (i) a "defined benefit" plan (as defined in
Section 3(35) of ERISA), (ii) a "multiemployer plan" within the meaning of
Section 3(37) of ERISA, (iii) a "multiple employer or a multiple employer welfare arrangement" within the meaning of Section 514(1,)(6) of ERISA, (iv) a "welfare benefit fund" as defined in Section 419(e) of the Code, or (v) subject to Title IV of ERISA. No ARC Benefit Plan provides or is intended to provide medical, life or other welfare benefits (whether or not insured), with respect to current or former Employees after retirement or other termination of service (other than coverage mandated by applicable law). Each ARC Benefit Plan that is a "group health plan," as defined in Section 5000 of the Code has been operated in compliance with Section 4980B of the Code.

     (e) Neither ARC nor any of its current or former directors, officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or engaged in any "prohibited transaction" as defined in Section 406 of ERISA.

     5.18 Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of ARC; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of ARC, there has not been any organizing effort by any union or other group seeking to represent any employees of ARC as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to ARC's knowledge, threatened, against ARC nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to ARC at any time within two years of the date of this Agreement.

     5.19 ARC Computer Systems. The computer systems used in ARC's business are capable of the following before, during and/or after January 1, 2000: (a) handling date information involving all and any dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (b) operating, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

     5.20 Compliance with Laws. The conduct by ARC of its business does not violate or infringe in any material respect any domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, including, without limitation, the Americans with Disabilities Act of 1990, and the Occupational Safety and Health Act of 1970, and ARC has not received a notice of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured. To the knowledge of ARC, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which would adversely affect the business or the value of the properties or assets of ARC.

     5.21 Litigation. ARC is not involved in any pending or, to the knowledge of ARC, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding, including, without limitation, any workers' compensation proceeding. ARC does not know of, and has no reason to know of, any action, claim, suit, proceeding or investigation threatened against or affecting ARC or any of its properties or assets. None of ARC or any officer or director of ARC has been investigated by, or is currently being investigated by, any other state or local regulatory authority. ARC is not subject to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration panel other than a judgment or order for monetary damages which was satisfied in full prior to the ARC Balance Sheet Date.

     5.22 Insurance. The ARC Disclosure Schedule contains a complete and correct list and summary description (including name of insurer, amount of coverage, type of policy and policy number) of all policies of insurance or binders of insurance which were owned by ARC as of March 31, 1998, including, without limitation, all general liability, workers' compensation, automobile, property, and directors and officers liability insurance policies. All such policies are in full force and effect, and no notice of disallowance of any claim under any such policy or binder has been received by ARC. There has been no default in the payment of premiums on any such policy, and to the knowledge of ARC, there is no ground for cancellation or avoidance of any such policy, for reduction of the coverage provided thereby or for an increase in the premiums paid therefor.

     5.23 Contracts. The ARC Disclosure Schedule sets forth a description of every contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral), of the following type to which ARC was a party as of March 31, 1998:

          (a) Employment, bonus or consulting agreements;

          (b) Loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of ARC's property or any agreement or instrument evidencing any guaranty by ARC of payment or performance by any other person;

          (c) Any clinical research services agreement with an Investigator or such Investigator's research organization and any agreement relating to the conduct of human clinical research trials with Sponsors for the purpose of providing assistance in connection with the conduct of such research trials and any agreement between an Investigator and a Sponsor which provides for payments to be made to ARC and that involve future payments or the performance of services with an aggregate value in excess of $20,000 or that have a duration in excess of 180 days from the Closing Date;

          (d) Any contract or series of contracts with the same person for the furnishing or purchase of equipment, goods or services, including, without limitation, agreements with subcontractors, involving amounts in excess of $20,000;

          (e) Any private placement memoranda, forms of any subscription agreements or similar documents relating to the sale or repurchase of shares;

          (f) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which ARC is a party;

          (g) Agreements limiting the freedom of ARC to compete in any line of business or in any geographic area or with any person; and

          (h) Agreements providing for disposition of the business or substantially all of the assets or shares of ARC, agreements of merger or consolidation to which ARC is a party or letters of intent with respect to the foregoing.

     All of such agreements listed on the ARC Disclosure Schedule are valid, binding and in full force and effect in all material respects and ARC (and, to ARC's knowledge, each other party thereto) has complied in all material respects with the provisions of said contracts, obligations, agreements, plans, arrangements, and commitments and is not in default of any provision thereunder. No event has occurred which, with the passage of time or the giving of notice or both would constitute a default under any agreement listed in the ARC Disclosure Schedule.

     5.24 Relationships with Customers and Suppliers. ARC does not know of any written or oral communication, fact, event or action which exists or has occurred prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with ARC:

          (i) any current Investigator whose studies accounted for over 1% of sales of ARC for its most recently completed fiscal year; or

          (ii) any Sponsor or CRO the studies of which accounted for over 1% of sales of ARC for its most recently completed fiscal year; or

          (iii) any current supplier to ARC of items essential to the conduct of the businesses of ARC, which items cannot be replaced at comparable cost and the loss of which would have an adverse effect on ARC.

     5.25 Environmental Matters. ARC is currently in compliance, and has complied in all material respects with all Environmental Laws applicable to its business or properties, and the present uses by ARC of its properties, whether leased or owned, do not violate in any material respect any such Environmental Laws. To the knowledge of ARC, there is not currently and in the past there has not been (i) any use, treatment, storage or disposal of any Hazardous Substance on any of the properties of ARC, whether leased or owned, except in full compliance with all Environmental Laws, (ii) any spill, leakage, discharge or release of any Hazardous Substance thereon or therefrom, (iii) any off-site disposal by ARC of any Hazardous Substance in any location, except in full compliance with all Environmental Laws or (iv) any hazardous condition in existence on any of the properties of ARC, whether leased or owned. ARC has furnished to PCCC the test results for all tests conducted on any underground storage tanks located on the ARC Premises. ARC has not purchased or sold asbestos, or any other Hazardous Substance. ARC is not subject, nor shall they be subject, to any liability or claim in connection with any Environmental Law or any use, treatment, storage or disposal of any Hazardous Substance or any spill, leakage, discharge or release of any Hazardous Substance as a result of having owned or operated any business prior to the Closing Date.

     5.26 Change in Control. The consummation of the Merger shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from ARC to any person or give any person the right to terminate or alter the provisions of any agreement to which ARC is a party.

     5.27 Disclosure. This Agreement, including, without limitation, the ARC Disclosure Schedule and the attachments hereto furnished by ARC to PCCC, does not contain and shall not contain any untrue statement of a material fact and does not omit and shall not omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     5.28 Ownership of Acquisition Sub; No Prior Activities; Assets of Acquisition Sub.

     (a) Acquisition Sub was formed by ARC solely for the purpose of engaging in the transactions contemplated hereby.

     (b) As of the date hereof and the Effective Time, the capital stock of Acquisition Sub is and will be owned 100% by ARC directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Acquisition Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Acquisition Sub.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and in the Transaction Documents, Acquisition Sub has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements or arrangements with any person.


                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Conduct of Business by PCCC. (a) During the period from the date of this Agreement to the Effective Time (the "Standstill Period"), PCCC shall conduct its operations according to its ordinary and usual course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement, shall seek to preserve intact its current business organization and shall use all reasonable efforts to keep available the services of its current officers and employees and to preserve its relationships with Investigators, CROs and others having business dealings with it.

     (b) Without limiting the generality of Section 6.1(a), during the Standstill Period, except as otherwise provided in this Agreement, as described on Schedule 6.1 hereto or as authorized in writing in advance by ARC, PCCC shall not:

          (i) except for the issuance of an aggregate of 8,500 PCCC Common Shares pursuant to the exercise of options outstanding on the date of this Agreement and held by any of the Stockholders on the terms set forth in the PCCC Disclosure Schedule, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (A) any PCCC Common Shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of PCCC of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of PCCC of any class, or (B) any other securities of any other class in respect of, in lieu of, or in substitution for, PCCC Common Shares outstanding on the date hereof;

          (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any PCCC Common Shares;

          (iii) split, combine, subdivide or reclassify any PCCC Common Shares, or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

          (iv) adopt any amendments to its Articles of Incorporation or By-Laws or alter its corporate structure through merger, liquidation, reorganization, restructuring or in any other fashion;

          (v) make any acquisition by means of merger, consolidation or otherwise, or disposition, of assets or securities;

          (vi) incur any indebtedness for borrowed money, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, except that PCCC may borrow amounts not to exceed $500,000 under its existing line of credit from Columbia State Bank of Washington ("Columbia Bank") to meet working capital requirements;

          (vii) grant or modify or amend compensation to any of its directors, officers, key employees or stockholders;

          (viii) pay any bonuses to directors, officers, key employees or stockholders;

          (ix) enter into any transaction not in the ordinary course of business consistent with past practice;

          (x) fail to maintain any or all insurance policies, including, without limitation, general liability, workers' compensation, automobile and property insurance policies;

          (xi) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension, welfare or employment plans, agreements or arrangements as in effect on the date hereof to any director, officer, key employee or stockholder whether past or present;

          (xii) except for the employment agreements described in Section 8.6 herein, enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer, key employee or stockholder or enter into any new or amend any existing consulting agreement;

          (xiii) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or modify or amend any such plan or arrangement in existence on the date hereof;

          (xiv) make any payment to any person or entity that is not in the ordinary course of business or that is not for a valid business purpose;

          (xv) offer, negotiate, consummate or solicit (by furnishing any information concerning the business, properties or assets of PCCC or otherwise) any offer or proposal for a merger or other business combination involving the assets or securities of PCCC;

          (xvi) enter into any new agreement which would require disclosure in the PCCC Disclosure Schedule or amend any agreement disclosed in the PCCC Disclosure Schedule; or

          (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (c) All indebtedness of PCCC to any current or former officer, director, employee or stockholder of PCCC and all indebtedness of any current or former officer, director, employee or stockholder of PCCC to PCCC shall be repaid prior to the Closing. All credit cards issued for the account of PCCC shall be canceled prior to the Closing and, upon cancellation, paid in full.

     6.2 ARC Covenants. During the Standstill Period, except as otherwise provided in this Agreement or authorized in writing in advance by PCCC, ARC shall not:

          (i) except for the issuance of ARC securities pursuant to (A) the exercise of options outstanding on the date of this Agreement or granted pursuant to stock option plans existing on the date of this Agreement, (B) ARC's Confidential Private Placement Memorandum dated December 1997 or any amendment or replacement thereof or supplement thereto not exceeding 200,000 ARC Common Shares, (C) the conversion pursuant to their terms of currently outstanding ARC securities, or (D) any delivery, issuance, sale or disposition not exceeding 75,000 ARC Common Shares in the aggregate, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (Y) any ARC Common Shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of ARC of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of ARC of any class, or (Z) any other securities of any other class in respect of, in lieu of, or in substitution for, ARC Common Shares outstanding on the date hereof;

          (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any ARC securities other than pursuant to the terms of clinical research services agreements to which ARC is or becomes a party;

          (iii) split, combine, subdivide or reclassify any ARC securities or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock;

          (iv) except as contemplated by this Agreement or any Transaction Document, adopt any amendments to its Certificate of Incorporation or By-Laws or alter its corporate structure through Merger, liquidation, reorganization, restructuring or in any other fashion;

          (v) enter into any transaction not in the ordinary course of business consistent with past practice pursuant to which ARC or Acquisition Sub would incur any material liability;

          (vi) consummate, or execute a binding agreement to consummate, any merger or other business combination involving the assets or securities of ARC; or

          (vii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     6.3 No Sale by Stockholders. During the Standstill Period, none of the Stockholders shall sell, transfer, hypothecate or otherwise encumber any PCCC Common Shares held by them.

     6.4 Reasonable Efforts. PCCC and ARC shall and shall use reasonable best efforts to cause their respective subsidiaries to: (i) promptly make all filings and seek to obtain all governmental authorizations required under all applicable laws with respect the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; and (ii) promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Articles VII and VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable.

     6.5 Access to Information. Upon reasonable notice, PCCC shall afford to officers, employees, counsel, accountants and other authorized representatives of Acquisition Sub and ARC (the "ARC Representatives") reasonable access during normal business hours throughout the Standstill Period to any properties, books and records of PCCC and, during such period, shall furnish promptly to the ARC Representatives all information concerning the business, properties and personnel of PCCC, as may reasonably be requested (except to the extent PCCC shall be prohibited from furnishing any such information by any written agreement with a third party). Upon reasonable notice, ARC shall afford to officers, employees, counsel, accountants and other authorized Representatives of PCCC and the Stockholders (the "PCCC Representatives") reasonable access during normal business hours throughout the Standstill Period to any properties, books and records of ARC and, during such period, shall furnish promptly to ARC, as may reasonably be requested (except to the extent ARC shall be prohibited from furnishing any such information by any written agreement with a third party).

     6.6 Publicity. PCCC and ARC shall mutually agree upon any public announcements relating to the Acquisition and shall not issue any such public announcement prior to such agreement, except as may be required by applicable law, in which case the party proposing to issue such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such public announcement.


                                  ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF
                           PCCC AND THE STOCKHOLDERS

     The obligations of PCCC and the Stockholders to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     7.1 Representations, Warranties and Covenants. All representations and warranties of Acquisition Sub and ARC contained in Article V shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and Acquisition Sub and ARC shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Effective Time. At the Closing, there shall be delivered to PCCC a certificate signed by an authorized officer of each of Acquisition Sub and ARC to the foregoing effect.

     7.2 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

     7.3 Certificates. Acquisition Sub and ARC shall have furnished PCCC with such certificates of the respective officers of Acquisition Sub and ARC and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by PCCC.

     7.4 Opinion of Counsel. PCCC and the Stockholders shall have received an opinion, dated as of the Closing Date, from counsel to Acquisition Sub and ARC, addressed and in form reasonably satisfactory to PCCC and the Stockholders.

     7.5 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, businesses, assets or prospects of ARC. There will be no material contracts or relationships of ARC or PCCC with any customer, Investigator, research site, pharmaceutical company, clinical research organization or similar entity that will be adversely affected by consummation of the Merger.

     7.6 Other Documents. Acquisition Sub and ARC shall have executed and delivered to PCCC such other certificates, documents and instruments as PCCC may reasonably request.


                                  ARTICLE VIII

                           CONDITIONS TO OBLIGATIONS
                           OF ACQUISITION SUB AND ARC

     The obligations of Acquisition Sub and ARC to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     8.1 Representations, Warranties and Covenants. All representations and warranties of PCCC and the Stockholders contained in Article IV shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and PCCC and the Stockholders shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Effective Time. At the Closing, there shall be delivered to Acquisition Sub and ARC a certificate signed by an authorized officer of PCCC and by each Stockholder to the foregoing effect.

     8.2 Consents and Approvals. PCCC shall have delivered or caused to be delivered to Acquisition Sub and ARC any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Surviving Corporation's ability to conduct business as conducted by PCCC at the Closing Date.

     8.3 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

     8.4 Certificates. PCCC shall have furnished to Acquisition Sub and ARC such certificates of the respective officers of PCCC and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Acquisition Sub and ARC.

     8.5 Employment, Confidentiality and Non-Compete Agreements. Employment, Confidentiality and Non-Compete Agreements for Jane Taylor, David Blanford, Kate Leonard and Cindy Baxter in form satisfactory to ARC and Acquisition Sub shall have been executed and delivered to ARC or Acquisition Sub.

     8.6 Co-Sale Agreement. The Stockholders named therein shall have executed and delivered to ARC the Co-Sale Agreement attached hereto as Exhibit
8.6 (the "Co-Sale Agreement").

     8.7 Opinion of Counsel; Stockholder Certificate. Acquisition Sub and ARC shall have received an opinion, dated as of the Closing Date, from counsel to PCCC addressed and in form reasonably satisfactory to Acquisition Sub and ARC. Acquisition Sub and ARC shall have received a certificate, dated as of the Closing Date, from each Stockholder that is not a natural person, evidencing the authority of the person signing on behalf of such Stockholder, addressed and in form reasonably satisfactory to Acquisition Sub and ARC.

     8.8 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, businesses, assets or prospects of PCCC. There will be no material contracts or relationships of ARC or PCCC with any customer, Investigator, research site, pharmaceutical company, clinical research organization or similar entity that will be adversely affected by consummation of the Merger.

     8.9 Cancellation of Options. PCCC shall have caused the cancellation, without any liability to PCCC (whether actual or contingent), of every security or right convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of PCCC and every right, warrant, option, call, commitment and other agreement of any character to acquire any capital stock of PCCC or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock of PCCC.

     8.10 PCCC Common Share Certificates. The Stockholders shall have delivered at the Closing stock certificates (together with stock powers duly endorsed in blank) representing all issued and outstanding PCCC Common Shares and registered in the names of the Stockholders.

     8.11 Tax Opinion. Acquisition Sub and ARC shall have received an opinion, dated as of the Closing Date, from counsel to PCCC addressed and in form and substance reasonably satisfactory to Acquisition Sub and ARC to the effect that: (i) the Merger will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (ii) no gain or loss will be recognized by PCCC or Acquisition Sub as a result of the Merger;
(iii) no gain or loss will be recognized by any Stockholder who, pursuant to the provisions of this Agreement, exchanges his or her PCCC Common Shares solely for Merger Shares; and (iv) the payment of cash to a Stockholder in lieu of a fractional share of ARC Common Shares or ARC Series B Preferred Shares will be treated as a distribution and redemption of the fractional share interest, subject to the limitations of Section 302 of the Code.

     8.12 Other Documents. PCCC and the Stockholders shall have executed and delivered to Acquisition Sub and ARC such other certificates, documents and instruments as Acquisition Sub and ARC may reasonably request.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

     9.1 Stockholder Lock-Up. In order to facilitate a public offering of ARC's securities pursuant to a registration statement to become effective under the Securities Act or any successor thereto or any similar rule or law, each Stockholder, on behalf of himself or herself and any subsequent holder (collectively for purposes of this Section 9.1, the "Stockholder") of any securities of ARC now owned or hereafter acquired either directly or indirectly by such Stockholder, agrees not to offer, sell or contract to sell, grant an option to purchase or otherwise dispose of (other than to donees who agree to be bound by the terms of this agreement), directly or indirectly, or announce an offering, sale or contract of sale of, any Class A Common Shares, shares of Class B Common Stock, Series B Preferred Shares or any other equity security of ARC (collectively, "Securities") owned by such Stockholder either directly or indirectly, or any securities convertible, exchangeable or exercisable for any such Securities (such other securities being hereinafter referred to as "Rights") for a period of 180 days following the effective date of a registration statement of ARC filed under the Securities Act or any other underwritten sale of securities by ARC.

     Each Stockholder also agrees not to transfer any Securities or any Rights owned by the Stockholder either directly or indirectly to any transferee who does not agree to be bound by the terms of this provision. Each Stockholder agrees that any attempt to effect any transfer of such Securities or Rights held by the Stockholder either directly or indirectly without the agreement of the transferee to be bound by the terms of this provision shall be void and of no force and effect. To this end, each Stockholder agrees that ARC will place a legend on each certificate representing Merger Shares restricting the transfer thereof to such transferees who agree to be bound by the terms of this provision. Each Stockholder agrees and consents to the entry of stop transfer instructions with ARC's transfer agent against the transfer of the Securities or Rights held by the Stockholder either directly or indirectly except in compliance with this provision.

     Each Stockholder agrees that ARC may assign all or any part of its rights hereunder to any underwriter in connection with a sale by ARC of its Securities to or through such underwriter.

     The provisions of this Section 9.1 will be applicable only to the first such registration statement of the Company that covers securities to be sold on its behalf to the public in an underwritten offering.

     9.2 Employee Benefit Plans. Until the first anniversary of the Closing, the Surviving Corporation intends to provide to its employees who were employed by PCCC immediately prior to the Effective Time benefits substantially similar in scope and terms to the PCCC Employee Benefit Plans; provided, however, that the Surviving Corporation may modify, amend or terminate any such benefit if it obtains the consent thereto of Jane Taylor. Nothing contained in this Section
9.2 shall prevent ARC or the Surviving Corporation from terminating the employment of any individual. The parties to this Agreement do not intend that any employee or any other person (in each case other than a Stockholder not as an employee but only as a stockholder of PCCC prior to the Merger) shall be a third-party beneficiary of the covenant contained in this Section 9.2.

     9.3   Continuity of Business Enterprise.  Following the Merger,
Acquisition Sub will continue at least one significant historic line of business of PCCC, or use at least a significant portion of PCCC's historic business assets in a business, in each case within the meaning of Treasury Regulation (S) 1.368-1(d).

     9.4 Release of Guarantees. Within 30 days after the Closing Date, Surviving Corporation shall obtain releases from Columbia Bank releasing the personal guarantees executed by Jane Taylor and James Taylor with respect to amounts owed by PCCC to Columbia Bank.

     9.5 Geneva Foundation. Within 60 days after the Closing Date, the Chief Executive Officer of ARC shall be appointed as a trustee of the Geneva Foundation, a not-for-profit corporation organized under the laws of the State of Washington, in accordance with applicable law.


                                   ARTICLE X

                                  TERMINATION

     10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of PCCC, Acquisition Sub and ARC.

     10.2 Termination by any of PCCC, Acquisition Sub or ARC. This Agreement may be terminated and the Merger may be abandoned by any of PCCC, Acquisition Sub or ARC if (i) any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Merger shall not have been consummated within 15 days following the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date.

     10.3 Termination by Acquisition Sub or ARC. This Agreement may be terminated by Acquisition Sub or ARC and the Merger may be abandoned prior to the Effective Time if (i) PCCC or the Stockholders shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by PCCC or the Stockholders, which failure to perform has not been cured within ten days following receipt by PCCC of notice of such failure to perform from Acquisition Sub or ARC, or (ii) any material representation or warranty of PCCC or the Stockholders contained in this Agreement shall not be true and correct when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within ten days following receipt by PCCC of notice of such failure to be true and correct from Acquisition Sub or ARC.

     10.4 Termination by PCCC. This Agreement may be terminated by PCCC and the Merger may be abandoned prior to the Effective Time if (i) Acquisition Sub or ARC shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by Acquisition Sub or ARC, which failure to perform has not been cured within ten days following receipt by Acquisition Sub or ARC of notice of such failure to perform from PCCC, or (ii) any material representation or warranty of Acquisition Sub or ARC contained in this Agreement shall not be true and correct when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within ten days following receipt by Acquisition Sub or ARC of notice of such failure to be true and correct from PCCC.

     10.5 Effect of Termination. In connection with the termination of this Agreement, PCCC and ARC each will pay their own out-of-pocket costs incurred in connection with the Agreement and will have no other liability to the other party; provided, however, that no party to this Agreement shall be relieved or released from any liability or damages arising out of its intentional or willful breach of any provision of the Agreement, or by lack of good faith efforts that result in the failure to perform or fulfill any representation, warranty, or condition set forth in the Agreement. The provisions of Sections 13.2 and 13.3 will survive the termination of the Agreement.


                                   ARTICLE XI

                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

     11.1 Indemnity Obligations of the Stockholders. Each of the Stockholders hereby jointly and severally agrees to indemnify and hold Acquisition Sub and ARC harmless from, and to reimburse Acquisition Sub and ARC for, any Acquisition Sub Indemnity Claims. For purposes of this Agreement, the term "Acquisition Sub Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of PCCC or the Stockholders which is contained in the Agreement, the PCCC Disclosure Schedule or any Exhibit hereto or any Transaction Document or certificate delivered pursuant hereto or thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of PCCC or the Stockholders which are contained in or made pursuant to this Agreement or any Transaction Document; and (iii) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 11.1.

     11.2 Indemnity Obligations of Acquisition Sub and ARC. Acquisition Sub and ARC jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders resulting from (i) any breach of any representation and warranty of Acquisition Sub or ARC which is contained in this Agreement, the ARC Disclosure Schedule or any Exhibit hereto or any Transaction Document or certificate delivered pursuant hereto or thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Acquisition Sub or ARC which are contained in or made pursuant to the terms and conditions of this Agreement or any Transaction Document; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 11.2.

     11.3 Appointment of Representative. Each of the Stockholders hereby appoints James Taylor as his or her exclusive agent to act on his or her behalf with respect to any and all Stockholder Indemnity Claims and any and all Acquisition Sub Indemnity Claims or such other representative as may be hereafter appointed by a majority in interest of the Stockholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Stockholders agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against Acquisition Sub and ARC, defending all Acquisition Sub Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and Acquisition Sub Indemnity Claims, conducting negotiations with ARC and Acquisition Sub and its representatives regarding such claims, dealing with Acquisition Sub and ARC with respect to all matters arising under Section 11.6(b), taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. Acquisition Sub and ARC shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Stockholders.

     11.4 Notification of Claims. Subject to the provisions of Section 11.5, in the event of the occurrence of an event which any party asserts constitutes a Acquisition Sub Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy) and if the indemnifying party acknowledges to the indemnified party in writing its obligation to indemnify the indemnified party with respect to such claim. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

     11.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing.

     11.6 Limitations; Escrow. (a) After the Claims Bar Date, no party shall be entitled to assert any right of indemnification under Section 11.1 for any Acquisition Sub Indemnity Claim or under Section 11.2 for any Stockholder Indemnity Claim except that, if as of the Claims Bar Date there shall be pending any Acquisition Sub Indemnity Claim or Stockholder Indemnity Claim of which the indemnified party shall have notified the indemnifying party in writing on or prior to the Claims Bar Date, such indemnified party shall continue to have the right, subject to the other provisions of this Section 11.6, to be indemnified with respect to such claim. For purposes of this Agreement, the Claims Bar Date shall mean the date of the occurrence of the earlier of (i) the third anniversary of the Closing Date, or (ii) the first anniversary of the closing of an underwritten public offering by ARC of ARC Common Shares (an "IPO").

     (b) Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the Indemnification Threshold for such indemnifying party. The Indemnification Threshold for ARC and Acquisition Sub shall be $250,000 in the aggregate. The Indemnification Threshold for PCCC and the Stockholders shall be, in the aggregate, the sum of (i) $125,000 plus
(ii) the amount, if any, in excess of $90,000 that ARC or the Surviving Corporation receive after the Effective Time with respect to ongoing lawsuits
(i) related to PCCC's Medford, Oregon operation, in which PCCC seeks damages for violations of its noncompete agreement by former employees and for tortious interference, theft and defamation, and (ii) related to PCCC's Boise, Idaho office in which PCCC seeks recovery on some terminated studies from a physician who set up a competing business, based on unjust enrichment and tortious interference, both matters being more fully detailed in the PCCC Disclosure Schedule. The maximum liability of ARC and Acquisition Sub for Stockholder Indemnified Claims shall be $1,750,000.

     (c) At the Closing, the Stockholders shall deposit (pro rata in proportion to their equity interests in PCCC immediately prior to the Effective Time) into escrow, pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 11.6, a total of 152,622 ARC Common Shares and 57,109 ARC Series B Preferred Shares (such deposit being referred to as the "Escrow Deposit") issued in connection with the Merger. All Acquisition Sub Indemnity Claims shall be satisfied out of and only to the extent of the Merger Shares held in the Escrow Deposit (pro rata on the basis of each Stockholder's Merger Shares in the Escrow Deposit). For purposes hereof, all Merger Shares reacquired by ARC in settlement of any Acquisition Sub Indemnity Claims under the Escrow Agreement shall be valued at the prices described in the next paragraph. Any liability of the Stockholders for Acquisition Sub Indemnity Claims shall be satisfied through the transfer to ARC of Merger Shares held in the Escrow Deposit.

     For purposes of this Agreement, the term "Deemed Escrow Value" shall mean
(i) the value of the ARC Common Shares to be transferred by the Stockholders into the Escrow Deposit, determined by multiplying such number of ARC Common Shares times the Class A Escrow Value (subject to equitable adjustment to account for any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment in respect of or affecting the ARC Common Shares which is effected after the Effective Time and prior to the valuation date) plus (ii) the value of the ARC Series B Preferred Shares to be transferred by the Stockholders into the Escrow Deposit, determined by multiplying such number of ARC Series B Preferred Shares times the Series B Escrow Value (subject to equitable adjustment to account for any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment in respect of or affecting the ARC Series B Preferred Shares which is effected after the Effective Time and prior to the valuation). For purposes of this Agreement, (i) the term "Class A Escrow Value" shall mean, until the closing date of an IPO $10.125, and on and after the closing date of an IPO $11.25, and (ii) the term "Series B Escrow Value" shall mean, until the closing date of an IPO $1.125, and on and after the closing date of an IPO $1.25. With respect to any Merger Shares to be returned to Acquisition Sub or ARC by the Stockholders in settlement of Acquisition Sub Indemnity Claims pursuant to this Section 11.6(c), any dividends previously paid in respect of such returned Merger Shares (whether paid in cash, ARC Common Shares, ARC Series B Preferred Shares or other property) shall also be returned to Acquisition Sub or ARC, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned Merger Shares.

     Upon the transfer of any Merger Shares to ARC pursuant to the terms of the Escrow Agreement, the Stockholder who is the holder of record of such Merger Shares shall cease to have any rights as a stockholder of ARC with respect to such Merger Shares.

     Certificates representing Merger Shares deposited in the Escrow Deposit will bear the following legend (the "Escrow Legend"):

     THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF SECTION 11 OF THE MERGER AGREEMENT AND THE TERMS OF AN ESCROW AGREEMENT RELATED THERETO AND MAY NOT BE TRANSFERRED OR SOLD PRIOR TO THE ESCROW RELEASE DATE (AS DEFINED THEREIN).

     Any Merger Shares remaining in the Escrow Deposit at the earlier of the following to occur (the "Escrow Release Date") will be returned to the
Stockholders: (i) the third anniversary of the Closing Date, or (ii) the first anniversary of the closing of an IPO. On and after the Escrow Release Date, at the request of the registered holder, ARC will remove the Escrow Legend from any Merger Shares released from the Escrow Deposit on the Escrow Release Date. Notwithstanding the foregoing, no Merger Shares will be released from the Escrow Deposit if, prior to the Escrow Release Date, ARC shall have notified the Stockholders of the occurrence of any event which ARC asserts constitutes an Acquisition Sub Indemnity Claim, in which case the Merger Shares remaining in the Escrow Deposit shall remain therein until the resolution of all such Acquisition Sub Indemnity Claims.

     (d) Notwithstanding anything to the contrary herein, any liability of Acquisition Sub or ARC under this Agreement for Stockholder Indemnity Claims may be satisfied, at the Company's election, with cash, through the issuance of additional ARC Common Shares and ARC Series B Preferred Shares, such shares to valued as described in the definition of "Deemed Escrow Value" above (subject to equitable adjustment to account for any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) in respect of or affecting the ARC Common Shares or ARC Series B Preferred Shares which is effected after the Effective Date and prior to the issuance of such additional ARC Common Shares or ARC Series B Preferred Shares) or through a combination thereof, paid or issued on a pro rata basis to the Stockholders based on their relative equity interests in PCCC as of the Closing Date.

     (e) The provisions of this Section 11.6 shall not apply to any Tax Indemnity Claim (as defined in Section 11.7).

     11.7 Tax Indemnification. Each of the Stockholders hereby agrees to indemnify and hold Acquisition Sub and ARC harmless from, and to reimburse Acquisition Sub and ARC for, any Tax Indemnity Claim. For purposes of this Agreement, the term "Tax Indemnity Claim" shall mean any tax, penalty and interest ("Taxes") imposed on ARC or Acquisition Sub by any taxing authority as a result of the Merger failing to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and all costs and expenses of Acquisition Sub or ARC (including, without limitation, all reasonable fees and disbursements of counsel) related to addressing or contesting such Taxes. The provisions of Sections 11.3 and 11.4 shall apply to all Tax Indemnity Claims to the same extent as if the term Tax Indemnity Claim were substituted for the term Acquisition Sub Indemnity Claim (or their respective plurals) throughout such sections; provided, however, that the Stockholders shall not be entitled to settle, either administratively or after commencement of litigation, any Tax Indemnity Claim that would adversely affect the tax liabilities of ARC or Acquisition Sub for any taxable period ending after the Effective Time without the prior written consent of ARC. Notwithstanding the foregoing, any Tax Indemnity Claim shall be payable by the Stockholders only in the event, and to the extent, that the amount of the Tax Indemnity Claim exceeds $50,000. The provisions of this Section 11.7 shall survive until the 180th day after the sixth anniversary of the Closing Date, except with respect to Tax Indemnity Claims related to any period for which the applicable statute of limitations has been extended or waived beyond such date, in which case these provisions shall survive until the 90th day after the expiration of such extension or waiver.


                                  ARTICLE XII

                            EXPENSES OF THE PARTIES

     Except as specifically provided herein, all expenses incurred by or on behalf of the parties hereto, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be borne solely by the party or parties who shall have incurred such expenses, and the other party or parties shall have no liability in respect thereof. Notwithstanding the foregoing, if the Merger is consummated, (a) the fees and costs of Gordon, Thomas, Honeywell, Malanca, Peterson & Dabem, PLLC (i) up to $100,000 shall be borne by PCCC (50%) and the Stockholders (50%), and (ii) to the extent in excess of $100,000 shall be borne by the Stockholders and (b) the fees and expenses related to the Escrow Agreement (including the fees and expenses of the Escrow Agent) shall be borne by the Stockholders (50%) and ARC (50%).

                                  ARTICLE XIII

                                 MISCELLANEOUS

      13.1 Notices. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if delivered personally or by courier service, given by prepaid telegram, facsimile transmission or similar means, or mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:

          If to PCCC and the Stockholders:

               James Taylor
               2814 North Junett Street
               Tacoma, Washington 98407

          With a copy to:

               Gordon, Thomas, Honeywell
                  Malanca, Peterson & Daheim, PLLC
               1201 Pacific Avenue, Suite 2200
               Tacoma, Washington  98401-1157
               Attn:  J. James Gallagher
               Phone:  (253) 572-5050
               Fax:  (253) 572-4516

          If to ARC or Acquisition Sub:

               Affiliated Research Centers, Inc.
               1325 Tri-State Parkway
               Gurnee, Illinois  60031
               Attn:  President
               Phone: (847) 855-7500
               Fax: (847) 855-8787

          With a copy to:

               Jones, Day, Reavis & Pogue
               77 West Wacker
               Chicago, Illinois 60601-1692
               Attn:  Timothy J. Melton
               Phone:  (312) 269-4154
               Fax:  (312) 782-8585

      13.2 GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ANY CLAIM, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT

WILL BE BROUGHT ONLY IN A STATE COURT LOCATED IN LAKE COUNTY, ILLINOIS OR A FEDERAL COURT LOCATED IN THE NORTHERN DISTRICT OF THE STATE OF ILLINOIS, AND EACH PARTY HERETO HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE OF SUCH COURT AND WAIVES ANY OBJECTION TO THE BRINGING OF ANY SUCH CLAIM, ACTION OR PROCEEDING IN SUCH COURT, WHETHER BASED ON DOMICILE, HABITUAL RESIDENCE OR OTHERWISE.

     13.3 Confidentiality. None of the parties hereto shall reveal the contents of this Agreement or any of the documents, materials or information provided to such party pursuant to this Agreement to any person or other entity unless agreed in writing by the parties, except that the parties may disclose such information to their professional advisors (provided that such parties require their advisors to keep such information confidential) and to governmental and regulatory agencies in accordance with the applicable legal requirements and except that the parties may disclose information which has been disclosed to the public either through filings with governmental agencies which are open to the public or through public announcements which have been approved by the parties to this Agreement.

     13.4 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     13.5 Amendments. This Agreement, including, without limitation, the Disclosure Schedules, the Exhibits, the attachments or any other document or certificate delivered pursuant hereto, may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by all of the parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary.

     13.6 Entire Agreement. This Agreement and the Confidentiality Agreement between ARC and PCCC dated November 14, 1997 constitute the entire agreement among the parties hereto and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, the letter dated February 27, 1988. This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable by any party.

     13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The signature of any party hereto may be facsimile.

     13.8 Severability. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    Acquisition Sub:

                                    ARC ACQUISITION SUB-I, INC.


                                    By:    /s/ Steven M. Rauscher
                                       -------------------------------
                                    Title: Chairman, CEO and President
                                          ----------------------------


                                    ARC:

                                    AFFILIATED RESEARCH CENTERS, INC.


                                    By:    /s/ David R. Adamoli
                                       -------------------------------
                                    Title: CFO and President
                                          ----------------------------

                                    PCCC:

                                    PACIFIC COAST CLINICAL
                                        COORDINATORS, INC.


                                    By:    /s/ Jane Taylor
                                       -------------------------------
                                    Title: Chief Executive Officer
                                          ----------------------------


                              STOCKHOLDERS:


                              /s/ Jane Taylor
                              -------------------------------
                              Jane Taylor


                              /s/ James Taylor
                              -------------------------------
                              James Taylor

                              AYER FAMILY TRUST


                              /s/ Mary E. Ayer, Trustee
                              -------------------------------
                              By:  Mary E. Ayer, Trustee

                              /s/ Henry G. Schulte
                              -------------------------------
                              Henry G. Schulte


                              /s/ Joan N. Schulte
                              -------------------------------
                              Joan N. Schulte


                              /s/ Steven C. Schulte
                              -------------------------------
                              Steven C. Schulte


                              /s/ Kathryn A. Schulte
                              -------------------------------
                              Kathryn A. Schulte


                              /s/ Scott J. Schulte
                              --------------------
                              Scott J. Schulte


                              /s/ Deborah R. Schulte
                              -------------------------------
                              Deborah R. Schulte


                              /s/ Laura Wall
                              -------------------------------
                              Laura Wall


                              /s/ Daniel Wall
                              -------------------------------
                              Daniel Wall


                              /s/ Kate Leonard
                              -------------------------------
                              Kate Leonard


                              /s/ Cindy Baxter
                              -------------------------------
                              Cindy Baxter


                              /s/ David Blanford
                              -------------------------------
                              David Blanford


                              /s/ Judy Longen
                              -------------------------------
                              Judy Longen